Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2006 FIRST QUARTER RESULTS

Pro Forma Operating Income before Depreciation and Amortization(1) Increases 16%

Pro Forma Net Income(1) Increases 27%

Pro Forma Diluted EPS(1) Increases 31% To $0.17 From $0.13

Univision Beat ABC, CBS, NBC or FOX on Half of All Nights In Quarter in Primetime

Univision Radio Increases Adult 25-54 Audience Shares

20% in Los Angeles, 27% in Miami and 38% in Chicago

LOS ANGELES, CA, May 4, 2006 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the first quarter ended March 31, 2006. Univision met or exceeded 2006 first quarter guidance as to net revenues, pro forma operating income before depreciation and amortization(1) and pro forma diluted earnings per share(1) and expects continued improvements in financial performance in 2006.

Consolidated first quarter 2006 net revenues increased 4% to $449.8 million from $433.0 million in 2005. Pro forma operating income before depreciation and amortization(1) increased 16% to $134.6 million in 2006 from $116.4 million in 2005. Pro forma net income(1) increased 27% to $56.5 million in 2006 from $44.5 million in 2005 and pro forma diluted earnings per share(1) increased 31% to $0.17 in 2006 from $0.13 in 2005.

A. Jerrold Perenchio, Chairman and Chief Executive Officer, said, “Our strategic combination of industry-leading assets has made Univision Communications the #1 Spanish-language media company in the country. As the U.S. Hispanic population continues to grow rapidly and increasingly gain recognition by advertisers, Univision is well positioned to sustain superior revenue and cash flow growth.  Coming off a strong first quarter, I am confident that our high ratings and attractive demographics will allow us to deliver another successful Upfront.”

Ray Rodriguez, President and Chief Operating Officer, said, “We are extremely pleased with the Univision Network’s performance in our first full quarter being measured by Nielsen’s National Television Index (NTI). Univision now consistently ranks as one of the nation’s top four networks, having outdelivered the audiences of ABC, CBS, NBC or FOX on half of all nights in the quarter among Adults 18-34. In addition to our success in television, we maintained strong

(1)     Operating income before depreciation and amortization is presented on a pro forma basis and excludes certain charges totaling $6.7 million. Net income and diluted earnings per share in 2006 are presented on a pro forma basis to exclude net after tax charges totaling $2.6 million.  See pages 6, 7 and 8 for a reconciliation of non-GAAP (Generally Accepted Accounting Principles) terms and pro forma measures to the most directly comparable GAAP financial measure.

competitive positioning across our radio, music and online businesses. With tremendous audience share growth across many key markets, Univision Radio delivered outstanding Winter book results. In addition, after achieving its fourth consecutive quarter of profitability, we have great confidence in our Online division’s continued ability to grow and extend its significant lead as the premier Spanish-language website in the U.S. With these successes, as well as the continuous flow of data that overwhelmingly supports younger Hispanics’ preference for Spanish-language media, Univision is in an ideal position to offer advertisers compelling alternatives to the English-language media outlets.”

Andrew W. Hobson, Senior Executive Vice President, Chief Financial Officer and Chief Strategic Officer, said, “Univision achieved strong first quarter earnings, with particularly robust 30% operating income before depreciation and amortization growth in our television business. We continue to benefit from our cost reduction initiative, increasing operating leverage and positioning us for enhanced profitability going forward.”

The following tables set forth the Company’s unaudited financial performance for the three months ended March 31, 2006 by segment (in millions):

	Three Months Ended March 31,
	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization(2)
	2006	2005	Pro Forma 2006	2005

Television	$323.2	$294.2	$112.5	$86.5
Radio	72.5	71.5	17.6	18.9
Music	47.2	62.2	4.3	12.0
Internet	6.9	5.1	0.2	(1.0)
Consolidated	$449.8	$433.0	$134.6	$116.4

GUIDANCE

For the second quarter, Univision expects consolidated net revenues to increase by mid to high twenties percentages. Operating income before depreciation and amortization(3) is expected to increase by mid twenties percentages. Depreciation and amortization expense is expected to be approximately $24 million. Diluted earnings per share, as adjusted(3), is expected to be between $0.31 and $0.32 per share in 2006 compared to $0.24 per share in 2005, adjusted to exclude a loss from a non temporary decline in the fair value of our Entravision investment of $0.14 per share. This guidance includes the impact of the World Cup. Excluding the impact of incremental World Cup revenue and expenses, the guidance for the second quarter reflects consolidated net revenue growth in the low double digits percentage range and operating income before depreciation and amortization growth in the mid twenties percentage range.

(2)     See pages 6, 7 and 8 for a reconciliation of non-GAAP (Generally Accepted Accounting Principles) terms and pro forma measures to the most directly comparable GAAP financial measure.

(3)     The guidance excludes the impact of share-based compensation expense accounted for under SFAS No. 123R Accounting For Stock-Based Compensation on January 1, 2006, which is estimated to reduce operating income before depreciation and amortization by approximately $3.0 million, net income by $1.8 million and diluted earnings per share by $0.01 for the three months ended June 30, 2006. Guidance also excludes Televisa litigation costs and costs related to exploring strategic alternatives, which are estimated to reduce operating income before depreciation and amortization by $2.0 to $3.0 million and net income by $1.2 to $1.8 million, for the three months ended June 30, 2006.

TELEVISION HIGHLIGHTS

Univision Network

On December 26, 2005, Univision became the first Spanish-language network to be measured by Nielsen’s National Television Index (NTI). The following table sets forth total primetime audience and the rankings of the country’s leading television networks for the first quarter 2006, Univision’s first full quarter of being measured by NTI.

Total U.S. Primetime Network Audience Statistics

1st Quarter 2006

Rank*	Network	Adult 18-34 Avg. Audience (000)	Adult 18-49 Avg. Audience (000)
1	FOX	2,976	6,345
2	ABC	2,357	5,709
3	NBC	1,824	4,613
4	CBS	1,681	4,782
5	UNIVISION	1,218	2,172
6	WB	886	1,635
7	UPN	809	1,446
8	Adult Swim	624	926
9	USA	524	1,166
10	TBS	510	1,013

Source: NTI, 12/26/05-3/26/06.
Univision primetime defined as M-Su 7p-11p. English-language Broadcast and Cable Networks primetime defined as M-Sa 8-11p, Su 7-11p.

*	By Adults 18-34

In its first full quarter measured by Nielsen’s National Television Index, the Univision Network was solidly positioned as the #5 network in the country in primetime among all Adults 18-24, 18-34, 18-49 and Total Viewers 2+. On one out of every two nights of the first quarter, Univision ranked among the top four networks in any language by attracting more total Adult viewers 18-34 than ABC, CBS, NBC or FOX.

One year ago, Univision broadcast its two most successful novelas of all time leading to a difficult comparison for adult audience levels in the 2006 first quarter. Univision’s young viewership, however, saw tremendous increases over last year, with Teen 12-17 viewership up 14% in primetime and 13% in total day, and Kids 2-11 audience up 10% in primetime and 14% in total day. In addition, Univision’s blockbuster dance competition program “Bailando Por Un Sueño” increased Adult 18-49 and 18-34 Sunday night primetime viewership by 44% and 22%, respectively, over the same quarter last year.

Locally, Univision stations were ranked as the #1 station in any language during the February Sweeps, attracting more total Adult 18-34 viewers in primetime in Los Angeles, Houston, Phoenix, Sacramento, Fresno and Bakersfield, and in total day in Los Angeles, Miami, Houston, Dallas, Phoenix, Sacramento, Fresno and Bakersfield. In addition, Univision stations in two of the nation’s top three markets experienced notable audience growth; primetime viewership in New York increased 25% among Adults 18-34, while viewership in Chicago increased 13% among Adults 18-49, compared to last year’s February Sweep.

TeleFutura Network

In the first quarter, the TeleFutura Network maintained its rank as the #2 Spanish-language network, behind only Univision, in early morning, daytime and weekend daytime among Hispanic Adults 18-49. Over the course of the first quarter, TeleFutura’s primetime viewership saw significant growth, increasing 11% among Hispanic Adults 18-49 and 20% among Hispanic Adults 18-34.

Galavisión Network

The Galavisión Network remained the #1 cable network among Hispanics in primetime in the first quarter. Galavisión’s viewership reached all-time record-high levels among Hispanic Adults 18-34, increasing 35% in primetime and 20% in total day, compared to the same quarter last year. Among Hispanic Adults 18-49, Galavisión’s primetime audience increased 27% while its total day audience increased 6% to its highest quarterly level in history.

RADIO HIGHLIGHTS

In the Arbitron Winter book, Univision Radio’s outstanding programming and effective cross promotion with Univision’s local television stations resulted in audience share growth among Adults 18-34 and Adults 25-54 in several key markets. In Los Angeles, KLVE and KSCA increased cluster audience share by 39% among all Adults 18-34 and 20% among all Adults 25-54, over the same book last year, ranking as the #1 and #2 stations in the market, respectively. In Miami, cluster audience share increased 43% among Adults 18-34 and 27% among Adults 25-54, over the Arbitron Winter 2005 book. Our Chicago stations maintained their growth momentum, increasing cluster audience share among Adults 18-34 and 25-54 by 32% and 38%, respectively. In San Francisco, Houston and San Diego, Univision Radio stations increased rank position and posted significant audience share gains, while new Spanish-language formatted competitors in those markets lost share over the previous ratings period.

MUSIC HIGHLIGHTS

Univision Music Group maintained its stronghold on the #1 position in the U.S. Latin music industry, with its three labels accounting for an average of 37 of the top 100 album titles sold, according to the Nielsen Soundscan. In addition, in the first quarter, five Univision Music Group artists albums were certified Latin “Gold” by the RIAA.

INTERNET HIGHLIGHTS

The first quarter marked Univision Online’s fourth consecutive quarter of positive operating results. During the quarter, Univision.com reached the milestone of exceeding one billion page impressions, representing a 37% increase in page impressions over the same quarter last year. In addition, unique visits increased 50% in the 2006 first quarter, compared to the 2005 first quarter. New Univision.com advertisers in the first quarter included Qwest Communications, Lexus, Unilever Foods, Anheuser Busch and T-Mobile.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, May 4, 2006, at 4:30 p.m. ET/1:30 p.m. PT. The call can be accessed by dialing (913) 981-5522 or via webcast at www.univision.net. The webcast will be available for one year. The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 7041833.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 14.9% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; unanticipated interruptions in our broadcasting for any reason, including acts of terrorism; write-downs of the carrying value of assets due to impairment; and failure to achieve profitability, growth or anticipated cash flows from acquisitions. Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission. Univision assumes no obligation to update forward-looking information contained in this press release.

RECONCILIATION OF PRO FORMA OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, PRO FORMA NET INCOME AND PRO FORMA DILUTED EARNINGS PER SHARE

The Company uses the key indicator of pro forma operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. This indicator is presented on a pro forma basis to exclude stock compensation expense related to SFAS No. 123R Accounting For Stock-Based Compensation, an asset impairment charge, Televisa litigation costs and strategic alternative costs. These charges did not occur in the first quarter of 2005. The strategic alternative costs relate to the process resulting from the Board of Director’s decision to explore strategic alternatives to enhance shareholder value, including but not limited to raising of capital through the sale of securities or assets of the Company, a recapitalization, strategic acquisitions, and the combination, sale or merger of the Company with another entity. Pro forma net income and pro forma diluted earnings per share are used by management to evaluate financial performance without the effect of these charges and the gain from the sale of 7 million shares of Entravision stock.

Pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share are not, and should not be used as, indicators of or alternatives to operating income, net income, diluted earnings per share or cash flow as reflected in the consolidated financial statements, they are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP. Since the definition of pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share may vary among companies and industries they should not be used as measures of performance among companies.

The tables below set forth a reconciliation of pro forma operating income before depreciation and amortization to operating income for each segment and consolidated net income, which are the most directly comparable GAAP financial measures. Also, information reconciling pro forma net income and pro forma diluted earnings per share to net income and diluted earnings per share, which are the most directly comparable GAAP financial measures, are presented for 2006.

Unaudited

	Three Months Ended March 31, 2006
In millions	Consolidated	Television	Radio	Music	Internet

Pro forma operating income before depreciation and amortization	$134.6	$112.5	$17.6	$4.3	$0.2
Depreciation and amortization	22.9	17.1	2.9	2.4	0.5
Stock compensation expense	2.8	1.9	0.8	—	0.1
Asset impairment charge	1.6	—	1.6	—	—
Televisa litigation costs	1.4	1.4	—	—	—
Strategic alternative costs	0.9	0.9	—	—	—
Operating income (loss)	$105.0	$91.2	$12.3	$1.9	$(0.4)

Unaudited

	Three Months Ended March 31, 2006
In millions, except share and per share data	As Reported	Pro Forma Adjustments		Pro Forma

Operating income	$105.0	$6.7	(4)	$111.7
Other (income) expense:
Interest expense, net	24.3			24.3
Amortization of deferred financing costs	0.8			0.8
Stock dividend	(0.4)			(0.4)
Equity income in unconsolidated subsidiaries	(0.6)			(0.6)
Gain on sale of Entravision stock	(1.3)	1.3	(5)	—
Noncontrolling interest in variable interest entity	1.5	0.2		1.7
Income before taxes	80.7	5.2		85.9
Provision for income taxes	26.8	2.6		29.4
Net income	$53.9	$2.6		$56.5

Diluted earnings per share	$0.16	$0.01		$0.17
Weighted average common shares outstanding	337,460,423	337,460,423		337,460,423

Unaudited

	Three Months Ended March 31, 2005
In millions	Consolidated	Television	Radio	Music	Internet

Operating income (loss) before depreciation and amortization	$116.4	$86.5	$18.9	$12.0	$(1.0)
Depreciation and amortization	23.9	16.3	3.2	3.9	0.5
Operating income (loss)	92.5	$70.2	$15.7	$8.1	$(1.5)
Other (income) expense:
Interest expense, net	19.4
Stock dividend	(0.5)
Amortization of deferred financing costs	0.8
Noncontrolling interest in variable interest entities	(0.9)
Income before taxes	73.7
Provision for income taxes	29.2
Net income	$44.5

(4)   In the first quarter of 2006, the Company incurred charges of $2.8 million related to stock compensation expense related to SFAS No. 123R, $1.6 million related to an asset impairment, $1.4 million for Televisa litigation costs and $0.9 million for strategic alternative costs.

(5)   The Company recognized a gain of $1.3 million from the sale of 7 million shares of Entravision stock in the first quarter of 2006.

RECONCILIATION OF DILUTED EARNINGS PER SHARE, AS ADJUSTED, TO DILUTED EARNINGS PER SHARE RELATED TO THE SECOND QUARTER 2006 GUIDANCE

For comparison purposes, the Company is using the term diluted earnings per share as adjusted to exclude the charge relating to stock compensation expense due to the adoption in 2006 of SFAS No. 123R Accounting For Stock-Based Compensation, Televisa litigation costs and costs related to the strategic alternatives process.

Three Months Ended June 30, 2006

Diluted earnings per share, as adjusted	$0.31 to $0.32
Stock compensation expense	$0.01
Televisa litigation costs and costs related to exploring strategic alternatives	$0.00 to $0.01
Diluted earnings per share	$0.30

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2006(6)	2005

Net revenues:
Television, radio and Internet services	$402.6	$370.8
Music products and publishing	47.2	62.2
Total net revenues	449.8	433.0

Direct operating expenses of television, radio and Internet services	150.3	147.2
Direct operating expenses of music products and publishing	27.5	37.6
Total direct operating expenses (excluding depreciation and amortization)	177.8	184.8
Selling, general and administrative expenses (excluding depreciation and amortization)	144.1	131.8
Depreciation and amortization	22.9	23.9
Operating expenses	344.8	340.5
Operating income	105.0	92.5
Other expense (income):
Interest expense, net	24.3	19.4
Amortization of deferred financing costs	0.8	0.8
Stock dividend	(0.4)	(0.5)
Equity income in unconsolidated subsidiaries/other	(0.6)	—
Gain on sale of Entravision stock	(1.3)	—
Noncontrolling interest in variable interest entities	1.5	(0.9)
Income before income taxes	80.7	73.7
Provision for income taxes	26.8	29.2
Net income	53.9	44.5
Other comprehensive loss:
Currency translation adjustment	(0.3)	(0.2)
Comprehensive income	$53.6	$44.3
Net income per common share:
Basic	$0.18	$0.14
Diluted	$0.16	$0.13
Weighted average common shares outstanding:
Basic	305,172,563	323,403,395
Diluted	337,460,423	352,717,341

(6)   The 2006 financial information includes the stock compensation expense related to SFAS No. 123R Accounting For Stock-Based Compensation, an asset impairment charge, a charge for Televisa litigation costs, strategic alternative costs and the gain from the sale of 7 million shares of Entravision stock.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103.2	$99.4
Accounts receivable, net	353.6	395.5
Program rights	26.0	29.9
Income taxes	—	3.2
Deferred tax assets	29.1	23.1
Prepaid expenses and other	79.6	82.5
Total current assets	591.5	633.6

Property and equipment, net	589.2	563.9
Intangible assets, net	4,328.6	4,271.6
Goodwill	2,265.6	2,231.2
Deferred financing costs, net	7.6	7.1
Program rights	23.0	26.0
Investments in equity method investees	55.6	54.6
Investments in cost method investees	161.5	299.8
Other assets	32.5	40.5
Total assets	$8,055.1	$8,128.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$241.5	$283.5
Income taxes	9.9	—
Accrued interest	19.6	25.7
Accrued license fees	17.5	20.5
Program rights obligations	16.4	15.8
Current portion of long-term debt and capital lease obligations	250.8	564.0
Total current liabilities	555.7	909.5

Long-term debt	1,121.1	935.5
Capital lease obligations	47.9	33.8
Program rights obligations	18.0	20.9
Deferred tax liabilities	1,034.3	1,019.8
Other long-term liabilities	62.6	60.0
Total liabilities	2,839.6	2,979.5

Noncontrolling interest in variable interest entity	54.4	57.9

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,040,000,000 shares authorized; 305,483,907 shares issued and 305,483,774 shares outstanding in 2006 and 304,982,531 shares issued and outstanding in 2005	3.1	3.0
Paid-in-capital	4,149.1	4,133.9
Deferred compensation	—	(1.3)
Retained earnings	1,010.4	956.5
Accumulated other comprehensive losses	(1.5)	(1.2)
Total stockholders’ equity	5,161.1	5,090.9
Total liabilities and stockholders’ equity	$8,055.1	$8,128.3

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net income	$53.9	$44.5
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	20.3	20.0
Amortization of intangible assets and deferred financing costs	3.5	4.7
Deferred income taxes	14.5	10.8
Stock dividend	(0.5)	(0.5)
Noncontrolling interest in variable interest entities	1.5	(0.9)
Equity income in unconsolidated subsidiaries	(0.4)	—
Loss on sale of property and equipment	0.1	0.2
Gain on sale of Entravision stock	(1.3)	—
Share-based compensation	2.8	0.1
Other non-cash items	0.2	0.2
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable, net	46.5	5.9
Program rights	6.9	7.5
Income taxes receivable	3.2	—
Deferred tax assets	(6.0)	—
Prepaid expenses and other	2.9	7.2
Accounts payable and accrued liabilities	(42.0)	(4.1)
Income taxes payable	9.9	13.0
Income tax benefit from share-based awards	—	3.0
Accrued interest	(6.0)	(2.1)
Accrued license fees	(3.0)	1.4
Program rights obligations	(2.4)	(4.2)
Other, net	0.3	1.0
Net cash provided by operating activities	104.9	107.7

Cash flow from investing activities:
Acquisitions, net of acquired cash	(12.3)	—
Proceeds from sale of Entravision stock	51.1	—
Capital expenditures	(20.0)	(16.8)
Distributions to Disa partner	(5.0)	(3.6)
Other, net	(0.1)	(1.4)
Net cash provided by (used in) investing activities	13.7	(21.8)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	236.0	—
Repayment of long-term debt	(363.1)	(1.1)
Proceeds from stock options exercised	11.8	2.7
Purchase of treasury shares	—	(18.5)
Income tax benefit from share-based awards	2.0	—
Deferred financing costs	(1.5)	—
Net cash used in financing activities	(114.8)	(16.9)

Net increase in cash	3.8	69.0
Cash and cash equivalents, beginning of period	99.4	189.9
Cash and cash equivalents, end of period	$103.2	$258.9

Supplemental disclosure of cash flow information:
Interest paid	$26.6	$21.1
Income taxes paid	$7.6	$2.4